Capital Income Builder 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

April 30, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,333,511
Class B	$54,068
Class C	$151,216
Class F1	$67,657
Class F2	$32,053
Total	$1,638,505
Class 529-A	$34,421
Class 529-B	$2,483
Class 529-C	$10,180
Class 529-E	$1,446
Class 529-F1	$978
Class R-1	$2,855
Class R-2	$13,337
Class R-3	$19,227
Class R-4	$8,792
Class R-5	$10,713
Class R-6	$13,394
Total	$117,826

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$1.1500
Class B	$0.9502
Class C	$0.9437
Class F1	$1.1420
Class F2	$1.2025
Class 529-A	$1.1350
Class 529-B	$0.9275
Class 529-C	$0.9387
Class 529-E	$1.0645
Class 529-F1	$1.1872
Class R-1	$0.9487
Class R-2	$0.9482
Class R-3	$1.0609
Class R-4	$1.1391
Class R-5	$1.2127
Class R-6	$1.2247

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,153,641
Class B	51,966
Class C	155,852
Class F1	57,317
Class F2	27,869
Total	1,446,645
Class 529-A	31,491
Class 529-B	2,544
Class 529-C	11,190
Class 529-E	1,392
Class 529-F1	865
Class R-1	3,007
Class R-2	14,186
Class R-3	18,271
Class R-4	7,778
Class R-5	8,730
Class R-6	12,719
Total	112,173

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$53.07
Class B	$53.07
Class C	$53.05
Class F1	$53.07
Class F2	$53.05
Class 529-A	$53.06
Class 529-B	$53.05
Class 529-C	$53.03
Class 529-E	$53.05
Class 529-F1	$53.07
Class R-1	$53.04
Class R-2	$53.04
Class R-3	$53.05
Class R-4	$53.06
Class R-5	$53.08
Class R-6	$53.08